Ernst & Young LLP
                              Chartered Accountants
                                 Pacific Centre
                                 P.O. Box 10101
                             700 West Georgia Street
                            Vancouver, Canada V7Y 1C7


October 27, 2006


Securities and Exchange Commission
Washington, D.C. 20549


Ladies and Gentlemen:

We have read China Media1 Corp.'s statements included under Item 4.02 of its Current Report Form 8-K dated October 19, 2006 (the "Disclosure"), a copy of which is attached hereto. Based on our knowledge at the date hereof, we confirm that we are in agreement with the statements contained in the Disclosure as they relate to us.

Yours truly,

/s/ Ernst & Young LLP


Chartered Accountants


Attachment


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Item  4.02 Non-Reliance on Previously Issued Financial Statements or a Related
           Audit Report or Completed Interim Review.

      On October 19, 2006, we received a letter (the "Letter") from Ernst & Young LLP ("E&Y") regarding our amended Annual Report on Form 10-KSB/A filed with the SEC through EDGAR on October 18, 2006 (the "Filing"). The Filing included an E&Y audit report dated April 25, 2006, except for Note 6 which was as of September 29, 2006. The Letter states that E&Y did not provide its consent to the use of its audit report and that it was not in a position to provide such consent at that time. We believed, in good faith, that we had E&Y's consent to publish its audit report in the Filing, but we do not contest the content of the Letter.

      As of the date of this report, E&Y is continuing audit procedures in respect of our amended and restated financial statements for the year ended December 31, 2005. In a conference call with our President and Chief Financial Officer on October 25, 2006, E&Y indicated that we will need to make additional disclosures to the amended and restated financial statements included in the Filing regarding significant new contracts entered into subsequent to December 31, 2005, certain discussions with management of the Guangzhou Baiyun International Airport, the validity of our contracts with them and the potential impact on other related contracts. Consequently, the audit reports in the Filing and in our original Annual Report on Form 10-KSB can no longer be relied upon. We will file an amendment to the Filing disclosing the above noted matters. We provided E&Y with a copy of this Item 4.02 disclosure prior to the filing of this Report with the Commission. E&Y has provided a letter to us, dated October 27, 2006 and addressed to the Commission, which is attached hereto as Exhibit 99.2.